UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.            )

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JUNIPER NETWORKS, INC.
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Dear Stockholders:

Juniper Networks accomplished a great deal in 2014. When I reflect on what we have achieved, I am incredibly proud. And still I believe there’s more we can do to realize the full potential of our company. I firmly believe that our best days are ahead of us at Juniper Networks and I’m very excited about our journey forward as a worldwide leader in network innovation.

Year in Review

In 2014, we made major strides to execute on the commitments we made to our stockholders, customers, partners and employees. We implemented a series of initiatives designed to streamline our organization, reduce our cost structure, improve our balance sheet, return capital to stockholders, and drive long-term profitable growth in a challenging revenue environment. In many areas, we exceeded our commitments by working in a more efficient manner with greater accountability and customer connectedness.

Net revenue for 2014 was $4,627 million, approximately flat from 2013. Despite headwinds in U.S. carrier spending, we continued to diversify our customer base and increase the relevance of our products across multiple customer segments, including cloud providers, cable, financial services and strategic enterprise customers that are building and operating their own network infrastructure.

We generated good cash flows from operations of $763 million for 2014. Cash generation has been a consistent area of strength for Juniper and we are committed to a compelling return of capital to stockholders through both share repurchases and dividends. In 2014, we announced a capital return program of $4.1 billion over a three year period, which we intend to complete in 2016. In 2014, our company repurchased 96.1 million shares for a total of $2.25 billion. As part of this capital return program, we also initiated the first quarterly dividend in company history and intend to grow it with earnings over time.

We also delivered non-GAAP diluted EPS of $1.45 for 2014, up $0.17 or 13% year-over-year. This increase was primarily due to a positive impact of approximately $0.12 per share from a reduction in share count of 9% year-over-year, as well as significantly lower operating expenses for the full year. This decrease in operating expenses allowed us to expand non-GAAP operating margins by 1.5 points to end the fiscal year at 20.7%, despite the challenging revenue environment.

For 2014, our GAAP operating margin was (9.1%) due to certain one-time items resulting in GAAP diluted loss per share of $0.73.

At the same time, the significant operational improvements we have made allowed us to get back to our roots as an innovator, investing in areas where we know we can win and that will drive long-term growth for the company.

Advancing the State of the Art in Network Innovation

Our heritage in systems, silicon and software is a core strength and a foundation for an innovative portfolio of products and services. In 2014, we continued to invest in innovation and strengthening our product portfolio, which resulted in new product offerings across routing, switching, and security.

In routing, we announced a virtualized version of our flagship MX Series 3D Universal Edge Routing platform, the vMX 3D Universal Edge Router, to deliver the industry’s first full-featured, carrier-grade virtualized router. The vMX gives service providers and enterprises the ability to seamlessly leverage the benefits of both virtual and physical networking.

In switching, to address the networking requirements of large cloud providers and enterprise customers who build large and massive scale data centers, we announced the Juniper Networks OCX1100, the first switch to combine Open Compute Project hardware design with Junos OS, our carrier-class network operating system. We also announced a new line of EX4600 Ethernet switches to fulfill the increasing demands for highly available access to cloud services and applications across enterprise campus networks.

Additionally, we expanded our software defined networking portfolio with new software and hardware, including the NorthStar Controller, a new traffic-engineering controller that leverages open, industry-standard protocols built to optimize service providers’ transport networks, as well as the Junos Fusion software that can control thousands of independent network elements from a single management plane.

In security, we announced vSRX, formerly Firefly Perimeter, a virtual version of our SRX Series Services Gateway, new advancements in our Spotlight Secure threat intelligence platform, Junos Space Virtual Director, an application that automates the management and deployment of vSRX, as well as Juniper Argon Secure, an advanced anti-malware service.

Juniper Networks innovations are critical to helping our customers transform their business models to capitalize on new growth opportunities. In addition we work with many strategic partners to help customers connect their ideas to the marketplace.

The Year Ahead

We have sharpened our strategy to focus on delivering the most scalable, reliable, secure and cost-effective networks while revolutionizing their agility, efficiency and value through automation. The concept of automation is an important shift happening in the networking industry, and we intend to lead in automation, as we have done very successfully in network performance. We are focusing on customers and partners across our key verticals who view these network attributes as fundamental to their businesses. Product and solution differentiation, with a relentless customer focus, will allow us to achieve our goal of growing revenue faster than the market.

We believe that our innovation engine is running stronger than ever and we are executing on a compelling product roadmap that positions Juniper Networks for continued growth. I am very excited about our product pipeline, which has never been better and will offer our customers breakthrough performance and impressive capabilities unmatched in the industry.

Our exciting new product portfolio, along with our focused go-to-market model, are coming together to create real competitive advantage for our customers. Consequently, we believe that we are in an excellent position to accelerate our growth and increase stockholder value.

At Juniper, we have an exceptionally talented team of people who are committed to our customers and passionate about our company. We will continue to be intensely focused on operational excellence, cost discipline and targeted growth initiatives. We believe this best serves your long-term interests as stockholders. We are also committed to the highest standards of corporate governance, which are central to ensuring effective oversight of Juniper’s business.

Corporate Governance Principles

We remain committed to ensuring that our Board is composed of a highly capable and diverse group of directors. We believe that our directors bring the experiences and perspectives necessary to address the challenges of the evolving markets we serve. We are particularly pleased with the addition of two new directors on our Board, Jim Dolce and Rahul Merchant.

In Summary

As CEO, I am committed to ensuring we are running the business for growth and seizing the opportunities ahead of us. I am confident in Juniper’s potential and I am enthusiastic about our future.

At the same time, it is equally important for me to be the keeper of Juniper’s culture, not just because our values make Juniper a better place to work but because they absolutely achieve business results. Our passion leads to success, and I will continue to shepherd a culture and company where every colleague is inspired to do their best work.

There is seemingly no limit to what we can achieve when we connect things together and empower everyone in an increasingly connected world. It is why we exist as a company to solve the real-world problems that we solve.

We appreciate the loyalty and support of our stockholders, customers, partners and employees. We will continue to earn your trust and confidence by delivering on our commitments in 2015 and beyond.

Sincerely,

Rami Rahim

Chief Executive Officer

Forward-Looking Statements

This Letter to Stockholders (this “Letter”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and the future results of Juniper Networks, Inc. (“we,” “us,” or the “Company”) that are based on our current expectations, estimates, forecasts, and projections about our business, our results of operations, the industry in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “would,” “could,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) under the section entitled “Risk Factors” in Item 1A of Part I and elsewhere, and in other reports we file with the SEC. While forward-looking statements are based on reasonable expectations of our management at the time that they are made, you should not rely on them. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by applicable law.

This letter contains non-GAAP financial measures. For detailed reconciliation between non-GAAP financial results and corresponding GAAP measures, please refer to the supplemental information for the fourth quarter of 2014 posted on the “Financial Reports – Quarterly Financials” section of our Investor Relations website at http://investor.juniper.net/investor-relations/default.aspx.